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                                                                    EXHIBIT 99.1


                          [HOLLYWOOD PARK LETTERHEAD]


FOR IMMEDIATE RELEASE
Tuesday, July 29, 1997

                      HOLLYWOOD PARK TO REDEEM DEPOSITARY
                  SHARES AND PREFERRED STOCK FOR COMMON SHARES

INGLEWOOD, California; July 29: Hollywood Park, Inc. (NASDAQ:HPRK) today announced that it had exercised its option to redeem all 2,749,900 of its outstanding Depositary Shares and the related shares of $70 Convertible Preferred Stock in exchange for 0.8333 shares of Hollywood Park Common Stock per Depositary Share and that such redemption would take place effective August 28, 1997. The Depositary Shares, which were issued in February 1993, each represent 1/100th of a share of Hollywood Park's $70 Convertible Preferred Stock.

Hollywood Park exercised its option to redeem the Depositary Shares and Preferred Stock in accordance with the Certificate of Powers, Designations, Preferences and Rights governing the Preferred Stock, including the requirement that the trading price of Hollywood Park Common Stock on Nasdaq close above $15 per share on 20 trading days during a 30-consecutive trading-day period. This requirement was met during the period of June 18 to July 28, 1997.

On or before August 7, 1997, Hollywood Park will mail to holders of record of the Depositary Shares as of July 28, 1997, and publish in the Wall Street Journal, a notice containing additional information regarding the redemption, including the place or places at which Depositary Receipts representing the Depositary Shares are to be surrendered for certificates representing Hollywood Park Common Stock, cash in lieu of any fractional shares and the dividend accrued on the Depositary Shares through August 28, 1997. Holders of the Depositary shares should not surrender their certificates until they have received the redemption notice. The redemption agent will be ChaseMellon Shareholder Services and questions can be addressed to it at 1-800-777-3764.

Hollywood Park, Inc., headquartered in Inglewood, California, is a gaming and entertainment holding company. It owns and operates Hollywood Park Race Track, one of America's premier thoroughbred racing facilities and site of the 1997 Breeders Cup(R); Turf Paradise Inc., a premier thoroughbred race track in Phoenix, Arizona; Hollywood Park - Casino; and Boomtown, Inc. casinos in Reno, Nevada, in Biloxi, Mississippi, and in New Orleans, Louisiana. The company owns and leases the Radisson Crystal Park Hotel and Casino in Crystal City, California. Hollywood Park Race Track and Hollywood Park - Casino are situated on 378 acres near Los Angeles International Airport.

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For more information on Hollywood Park, Inc. by facsimile at no cost, call
1-800-PRO-INFO and enter company code HPRK.


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